
                                  Securities Purchased in Underwritings Involving
                       "Transactions with Donaldson, Lufkin & Jenrette Securities Corporation"
                         Subject to Rule 10f-3 Under the Investment Company Act of 1940
                 "10f-3 TRANSACTIONS FOR THE PERIOD FEBRUARY 1, 1998 THROUGH APRIL 3    0, 1998"
                                        ALLIANCE GLOBAL ENVIRONMENT
											                                                                        % of
									                                    	                            Total 		 Offering
								                                                    Shares		      Shares 	 Pchased                            Shares
                            Date       Shares		  Price per		Purchased by		Offered	 By         Purchased               Held
Security	                   Purchased  Purchased Share		    Fund group		  (000)  	 Group(1)   From 		                 04/30/98

                                                                                                                          **
American Disposal Services		04/03/98		 "15,000 "		$36.50 		 "15,000"		     "4,000 "		0.38%		  CIBC Oppenheimer Corp.		"41,000"




"*   Unless otherwise indicated, the securities were part of an issue registered under the
     Securities Act of 1933 and offered to the public. "

**  Indicates the purchase of an Eligible Rule 144A Security.

"1)  Purchases by all Alliance Funds, including the Fund, may not exceed: "

"     a)  if purchased in an offering other than an Eligle Rule 144A Offering, 25% of the principal amount "
       of the offering of such class; or

"      b)  if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the"
      offering of such class sold by underwriters or members of the selling syndicate to qualified
"      institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent"
      public offering.


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